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FOR IMMEDIATE RELEASE                                CONTACT AT THE COMPANY
October 6, 1998                                      RUSSELL GREENBERG
                                                     EXECUTIVE VICE PRESIDENT
                                                     CHIEF FINANCIAL OFFICER
                                                     (212) 983-2640

         Jean Philippe Fragrances Announces it Expects Lower Operating
                Results for the Third Quarter of 1998 and The
                      Closing of Its Brazilian Subsidiary

         New York, New York, October 6, 1998: Jean Philippe Fragrances, Inc. (Nasdaq National Market: JEAN), announced today that estimated results of operations for the three (3) months ended September 30, 1998 are expected to be lower than prior internal estimates of management. Jean Philippe also announced its plans to close its Brazilian subsidiary.

         Management anticipates that earnings are expected to be approximately $1.0 million, or $0.11 per diluted share, for the three (3) months ended September 30, 1998, as compared to $1.6 million or $0.18 per diluted share for the three (3) months ended September 30, 1997. Net sales are expected to be approximately $22.4 million for the three (3) months ended September 30, 1998, as compared to $24.5 million for the three (3) months ended September 30, 1997. Earnings are expected to be approximately $3.4 million, or $0.38 per diluted share, as compared to $3.1 million or $0.33 per diluted share for the nine (9) months ended September 30, 1998 and 1997, respectively. Net sales are expected to be approximately $67.3 million for both the nine (9) months ended September 30, 1998, and the nine (9) months ended September 30, 1997.

         Management attributes the lower than expected results to the following three (3) factors: (1) competition in the domestic alternative designer fragrance market; (2) economic turmoil in Russia; and (3) the inability of Jean Philippe do Brasil, Ltda., a wholly-owned limited liability company, to penetrate the Brazilian marketplace.

         As previously reported, the overall market for Alternative Designer Fragrances in the United States has become extremely competitive and very price sensitive, and customers are reducing inventory levels. This trend is expected to continue into the fourth quarter of 1998 and is affecting the entire industry. The Company's Alternative Designer Fragrance lines first encountered heavy discounting by certain competitors in the fourth quarter of 1996. As previously reported, in January 1997 the Company matched the competition's pricing structure by reducing selling prices by approximately 30%, and regained much of the market share initially lost as a result of such price competition. However, as a result of such selling price reduction, net sales in this category declined 13% in fiscal 1997, as compared to 1996; increased only 4% for the three months ended March 31, 1998, as compared to the three months ended March 31, 1997; and decreased 4% for the three months ended June 30, 1998, as compared to the corresponding period of the prior year.

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         In an attempt to combat the negative impact of this industry-wide trend, the Company is in the process of developing a line of moderately priced fragrances which are not Alternative Designer Fragrances. Utilizing prestige and upscale concepts in bottle design and packaging, the Company is creating a line of unique and high quality fragrances to be sold domestically and internationally, in existing and new distribution channels, at mass market prices. Although management of the Company believes that this new concept of moderately priced fragrances will not affect its other core fragrance businesses, no assurances can be given the new line will be successful. The Company expects to launch its new line in the fourth quarter of 1998.

         The second factor contributing to the lower than estimated results is the economic turmoil in Russia. For the third quarter of 1998, the Company will have no net sales from Russian Territories, as compared to net sales of approximately $3.5 million for the third quarter of fiscal 1997. Further no assurances can be given that the economic turmoil will abate in the foreseeable future, and thus management is uncertain as to whether the Russian market will again become viable in the near future. However, the Company does not have any material exposure with respect to accounts receivable from its Russian customers.

         The third factor contributing to the lower than expected results was the inability of Jean Philippe do Brasil, Ltda., a wholly-owned limited liability company ("Jean Philippe Brazil"), to effectively penetrate the Brazilian marketplace. As previously reported, sales generated by the company's Brazilian subsidiary, Jean Philippe Brasil, were $2.0 million in 1997 as compared to $3.0 million in 1996, and this trend has continued for the first six
(6) months of fiscal 1998, with net sales decreasing to $0.4 million from $0.8 million for the first six months of fiscal 1997. Management believes such decline reflected the Brazilian consumers' fear of a possible currency devaluation brought on by the Asian crisis. In addition, as previously reported, Jean Philippe Brasil underwent an organizational change during 1997, whereby it terminated its contract with its exclusive sales representative. However, Jean Philippe Brasil was not able to effectively penetrate the Brazilian marketplace as a direct seller. In view of the less than optimistic Brazilian consumer confidence level, heavily regulated Brazilian environment, and the inability to date to increase sales in Brazil to an acceptable level, the Company has determined it is in its best interest to close its Jean Philippe Brasil subsidiary. Such closing is not expected to have a material adverse effect on the Company's results from operations. In addition, the Company is in the process of entering into a distribution agreement with a well known Brazilian fragrance distributor. Such agreement is expected to include the purchase of all existing inventory.

         Note: Except for previously reported information, the foregoing constitutes forward looking information, which is managements' estimates of future events based upon certain assumptions, which are subject to events over which management may have little or no control.

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